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                                                                 Exhibit (a)(12)
                           NEW ENGLAND FUNDS TRUST II

          Amendment No. 11 to Second Amended and Restated Agreement
                              Declaration of Trust


      The undersigned, being at least a majority of the Trustees of New England Funds Trust II (the "Trust"), having determined it to be consistent with the fair and equitable treatment of all shareholders of the Trust, hereby amend the Trust's Second Amended and Restated Agreement and Declaration of Trust, as amended by Amendments Nos. 1, 2, 3, 4, 5, 6, 7, 8, 9 and 10 thereto (the "Declaration of Trust"), a copy of which is on file in the office of the Secretary of State of The Commonwealth of Massachusetts, as follows:

      1. The first sentence of Section 6 of Article III of the Declaration of Trust is hereby amended to read in its entirety as follows:

       Without limiting the authority of the Trustees set forth in Section 5, inter alia, to establish and designate any further Series or classes or to modify the rights and preferences of any Series or class, each of the following Series shall be, and is hereby, established and designated: (1) New England Massachusetts Tax Free Income Fund, (2) New England High Income Fund, (3) New England Limited Term U.S. Government Fund, (4) New England Short Term Corporate Income Fund, (5) New England Growth and Income Fund, and (6) New England Intermediate Term Tax Free Fund of California; and the following Series shall be, and hereby are, designated Multi-Class Series: New England Massachusetts Tax Free Income Fund, New England High Income Fund, New England Limited Term U.S. Government Fund, New England Short Term Corporate Income Fund, New England Growth and Income Fund, and New England Intermediate Term Tax Free Fund of California.

      The foregoing amendment shall be effective as of the time it is filed with the Secretary of State of The Commonwealth of Massachusetts.

      This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Amendment.

      IN WITNESS WHEREOF, we have hereunto set our hand for ourselves and for our successors and assigns as of the 14th day of May, 1999.

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/s/ Graham T. Allison, Jr.                /s/ Daniel M. Cain
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Graham T. Allison, Jr.                    Daniel M. Cain


/s/ Kenneth J. Cowan                      /s/ Richard Darman
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Kenneth J. Cowan                          Richard Darman


/s/ Sandra O. Moose                       /s/ John A. Shane
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Sandra O. Moose                           John A. Shane


/s/ Peter S. Voss                         /s/ Pendleton P. White
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Peter S. Voss                             Pendleton P. White